                                                                   Exhibit 10.17

                                LICENSE AGREEMENT

                                 by and between

                             BioTie Therapies Corp.

                                       and

                          Somaxon Pharmaceuticals, Inc.

                                12 November 2004





CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                TABLE OF CONTENTS

1.     DEFINITIONS............................................................................                2
2.     LICENSE................................................................................                6

       2.1    License Grant...................................................................                6
       2.2    After-Acquired Patents and Know-How.............................................                6
       2.3    University of Minnesota; Ivax Corporation.......................................                7
       2.4    Reservation of Rights...........................................................                7
       2.5    Sublicense......................................................................                7

3.     TRADE MARKS............................................................................                8

4.     PAYMENTS...............................................................................                8

       4.1    Milestone Payments..............................................................                8
       4.2    Royalties.......................................................................                8

              4.2.1      Royalty for Products within the Scope of the Patents.................                8
              4.2.2      Royalty in Case of Combination Products and Required Licenses........                9
              4.2.3      Other Indications....................................................               10
              4.2.4      Escrow in Case of Challenge..........................................               10
              4.2.5      Potential Offset for Clinical Trial Expenses.........................               10

       4.3    Sublicensing Fees...............................................................               10
       4.4    Calculations, Payment and Tax Withholding.......................................               12

5.     SUPPLY OF MATERIAL.....................................................................               13

6.     WARRANTIES.............................................................................               13

       6.1    General.........................................................................               13
       6.2    Corporate Existence and Power...................................................               13
       6.3    Authority.......................................................................               14
       6.4    Grant of Rights.................................................................               14
       6.5    Intellectual Property...........................................................               14

7.     DEVELOPMENT OF THE PRODUCTS AND REGULATORY MATTERS.....................................               15

       7.1    Development Plan................................................................               15
       7.2    Steering Committee..............................................................               15
       7.3    Diligence.......................................................................               16
       7.4    Clinical Trials and Regulatory Matters..........................................               15
       7.5    Pharmacovigilance...............................................................               16

8.     SALES AND MARKETING EXPENDITURE PLAN; MINIMUM ROYALTIES................................               17

       8.1    Sales and Marketing Expenditure Plan............................................               17
       8.2    Minimum Royalties...............................................................               17

9.     PATENT MAINTENANCE.....................................................................               18

       9.1    IPR Defence.....................................................................               19

                                TABLE OF CONTENTS

       9.2    Patent Infringements............................................................               19

10.    IMPROVEMENTS AND JOINT INVENTIONS......................................................               20

       10.1   Improvements....................................................................               20
       10.2   Joint Inventions................................................................               21

11.    TERMINATION............................................................................               21

12.    COMPETITION............................................................................               23

13.    RECORD KEEPING AND AUDITING............................................................               23

14.    LIABILITy AND INDEMNIFICATION..........................................................               24

15.    CONFIDENTIALITY........................................................................               26

16.    FORCE MAJEURE..........................................................................               27

17.    NOTICES................................................................................               28

18.    ASSIGNMENT.............................................................................               29

19.    RELATIONSHIP OF PARTIES................................................................               29

20.    NO WAIVER..............................................................................               29

21.    COMPLIANCE WITH LAWS...................................................................               29

22.    SEVERABILITY OF CLAUSES................................................................               29

23.    AMENDMENTS.............................................................................               30

24.    ENTIRE AGREEMENT.......................................................................               30

25.    GOVERNING LAW..........................................................................               30

26.    DISPUTE RESOLUTION.....................................................................               30

27.    SPECIFIC PERFORMANCE...................................................................               30

28.    EXPENSES...............................................................................               31

29.    APPENDICES AND HEADINGS................................................................               31

30.    COUNTERPARTS OF THIS LICENSE AGREEMENT.................................................               31

LIST OF APPENDICES

       APPENDIX 1.27    List of Patents

       APPENDIX 2-A     Minnesota Agreement

       APPENDIX 2-B     Ivax Agreement

       APPENDIX 2-C     Minnesota Tri-Party Agreement

       APPENDIX 2-D     Ivax Tri-Party Agreement

       APPENDIX 4.2.3   Restrictions on Use of Know-How

       APPENDIX 7.1     Responsibilities of the Parties

       APPENDIX 7.5     Joint Operating Procedure on ADR reporting for Nalmefene

       APPENDIX 15      Initial Press Release

LICENSE AGREEMENT

            THIS LICENSE AGREEMENT is entered into on this the 12th day of November 2004, by and between

      1. BIOTIE THERAPIES CORP., a corporation incorporated and existing under the laws of Finland, having its registered domicile in Turku, Finland and with business identity code 1475830-6 ("BTT")

            and

      2. SOMAXON PHARMACEUTICALS, INC., a corporation incorporated and existing under the laws of the state of Delaware in the United States of America and having its principal place of business in San Diego, California ("Somaxon").

            Each  also referred to as "PARTY" or together as "PARTIES".

      RECITALS

      A. BTT is, amongst others, active in the research and development of nalmefene for dependence disorders, such as alcohol dependence and impulse control disorders (including pathological gambling, kleptomania, pyromania, intermittent explosive disorders) for which BTT has obtained certain patents.

      B. BTT has obtained the patents referred to above through its own development and in-licensing. In addition, BTT has licensed certain rights from Ivax Corporation ("IVAX") to use certain preclinical documentation and data relating to nalmefene for certain dependence disorders. BTT has further developed and, by its own studies, complemented the preclinical data as well as conducted clinical studies with nalmefene. Through studies conducted or arranged by BTT, BTT has obtained additional preclinical and clinical data and know-how relating to nalmefene.

      C. Somaxon has experience and know-how in the clinical development of drug substances affecting the central nervous system.

      D. Somaxon has expressed its interest in developing clinically, obtaining a regulatory marketing approval for and commercialising the IPR in the Territory.

      E. The Parties have entered into a Co-operation and Option Agreement in order to assess the feasibility of a license arrangement for the purpose of commercialising the IPR in the Territory and with the aim to fulfill the Goal within the Term and, upon fulfillment, to enter into the License Agreement.

      F. The Goal set forth in the Co-operation and Option Agreement has been fulfilled and the Parties hereby enter into the License Agreement on the terms and conditions as stipulated hereinbelow. A.

               NOW THEREFORE, the Parties hereby agree as follows:

1.    DEFINITIONS

            As used in this License Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the meanings defined below. The singular (where appropriate) shall include the plural and vice versa and references to Appendices and Sections shall mean appendices and sections of this License Agreement.

1.1  "AFFILIATE"            shall mean any company or other entity which
                            directly or indirectly controls or is controlled by or is under common control with a Party hereto by means of ownership of at least fifty (50) percent of the voting stock or similar interest in said company or other entity.

1.2  "BTT INDEMNITEE"       shall have the meaning as set forth in Section 14.

1.3  "BTT"                  shall mean BioTie Therapies Corp.

1.4  "BUDGET"               shall have the meaning as set forth in Section 8.1

1.5  "DAMAGES"              shall mean any liabilities, damages, losses, costs,
                            claims or expenditures as set forth in Section 14.

1.6  "EFFECTIVE DATE"       shall mean the date of the License Agreement.

1.7  "FDA"                  shall mean the United States Food and Drug
                            Administration of the United States Department of
                            Health and Human Services.

1.8  "FIELD"                shall mean the treatment of impulse control
                            disorders, (including pathological gambling, kleptomania, pyromania and intermittent explosive disorders), alcohol dependence, obsessive compulsive disorders, eating disorders and nicotine dependence.

1.9  "COMPETITIVE PRODUCT"  shall mean any product that (i) contains nalmefene as an active ingredient and/or (ii) is labeled for the treatment of an indication within the Field.

1.10 "CONFIDENTIAL          shall mean all information, Know-How, data,
      INFORMATION"          memoranda, reports, interpretations, forecasts and
                            records (whether written or in any other form) containing or otherwise reflecting information relating to BTT's as well as BTT's licensors' business activity and Somaxon's business or any other matter or thing which is not available to the general public and which has been disclosed by or on behalf of BTT and/or Somaxon, whether before or after the date of this License Agreement.

1.11 "[***] YEAR DATE"      shall mean the [***].

1.12 "FORCE MAJEURE EVENT"  shall have the meaning as set forth in Section 16.

1.13 "GENERIC APPROVAL      shall mean the date of first regulatory or marketing
      DATE"                 approval in the Territory of a product containing
                            nalmefene and which is frequently and customarily prescribed or used for treatment of one or more of the approved indications set forth in the Initial
                            NDA or subsequent regulatory approvals in the U.S.
                            (or any equivalent regulatory approval or marketing authorization filed with any equivalent agency or governmental authority in any other country in the Territory), including, but not limited to, (i) a product covered by an Abbreviated
                            New Drug Application (ANDA) in the U.S. by the FDA
                            (or equivalent regulatory approval or marketing authorisation filed with any equivalent agency or governmental authority in any other country in the Territory) which references the Initial NDA or (ii) a product with frequent and customary "off label" use for one or more of such approved indications.

1.14 "IMPROVEMENTS"         shall mean any uses, inventions, discoveries,
                            modifications, reformulations or results, whether patentable or not, developed by either or both of the Parties relating to nalmefene or a chemical entity within the scope of a valid claim under the Patents, including, but not limited to:

                              -    any new use of nalmefene;

                              - any new combination product that contains nalmefene; and

                              -    any derivative, prodrug, hydrate, salt,
                                   ester, isomer, polymorph or analogue of
                                   nalmefene.

                            For the avoidance of doubt, the term "Improvements" shall exclude any product that does not contain nalmefene or a chemical entity within the scope of a valid claim under the Patents.

1.15 "INITIAL NDA"          shall mean the New Drug Application and all
                            amendments and supplements thereto filed with the FDA relating to the Patents or for which the Know-How is being used.

1.16 "IPR"                  shall mean the Patents and Know-How.

1.17 "IVAX"                 shall mean Ivax Corporation.

1.18 "IVAX AGREEMENT"       shall mean the Exclusive License Agreement attached
                            hereto as Appendix 2-B.


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1.19 "KNOW-HOW"             shall mean information and know-how needed for
                            obtaining a regulatory approval for any medicinal or pharmaceutical product in the Field generated by BTT or licensed in by BTT before or during the term of this License Agreement from third parties of whatever nature, whether or not patentable, including ideas, discoveries, documentation, invention, data, formulae, techniques, methods, procedures for experiments and tests, protocols, technical information, specifications, formulas, results of experiments and tests (including, but not limited to preclinical and clinical data), designs, sketches, records, drugs and analyses. Any information and know-how licensed in by BTT after the date of this License Agreement shall be included into this definition subject to that BTT has the right, based on the agreement with the third party, to license out such information and know how in the Territory.

1.20 "LICENSE AGREEMENT"    shall mean this License Agreement and the Appendices
                            hereto.

1.21 "MARKET EXCLUSIVITY    shall mean the termination of regulatory market
      TERMINATION DATE"     exclusivity period provided by the FDA and its
                            applicable data protection rules and regulations for the Product in the Territory.

1.22 "MINIMUM ROYALTY"      shall have the meaning as defined in Section 8.2.

1.23 "MINIMUM ROYALTY       shall have the meaning as defined in Section 8.2.
      DEADLINE"

1.24 "MINNESOTA AGREEMENT"  shall mean License Agreement attached hereto as
                            Appendix 2-A.

1.25 "NDA"                  shall mean a New Drug Application and all amendments
                            and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.).

1.26 "NET SALES"            shall mean the total gross amount invoiced by
                            Somaxon or its Affiliates from the sale of any Product to third parties less the sum of (a) [***],
                            (b) [***], (c) [***], (d) [***], and (e) [***].

1.27 "NEW PRODUCT"          shall have the meaning as set forth in Section 10.1.

1.28 "PARTY"                shall mean BTT or Somaxon and "Parties" both BTT and
                            Somaxon.


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

1.29 "PATENTS"              shall mean impulse control disorder related patent
                            granted in the United States and identified with No.
                            5,780,479 and alcoholism related patents No.
                            4,882,335, No. 5,086,058, No. 5,096,715 as well as
                            any patent application or patent relating to the Field to which BTT has or acquires any right, title or interest during the term of the License
                            Agreement, and all possible divisions, renewals, continuations, continuations-in-part, reissues, extensions and substitutions thereof and all foreign counterparts in countries within the Territory. The
                            Patents as of the Effective Date of this License
                            Agreement, including the current applications are identified in Appendix 1.27 to this License
                            Agreement.

1.30 "PATENT EXPIRATION     shall mean the earlier of (i) the expiration of the
     DATE"                  last to expire of the patents covering the Product
                            (including Patents, if applicable) or (ii) the date that all remaining unexpired patent(s) covering the Product (including Patents, if applicable) have been invalidated in a decision by a court of competent jurisdiction for which no appeal has been sought.

1.31 "PATHEON"              shall mean Patheon Inc.

1.32 "PRODUCT"              shall mean a pharmaceutical product which consists
                            of nalmefene hydrochloride and the manufacture, use, sale or importation of which would infringe a valid claim under the Patents but for the licenses contemplated hereby or for which Know-How is required.

1.33 "SALES AND MARKETING   shall mean the sales and marketing plan for the
     PLAN"                  Products in the Territory prepared and confirmed in
                            accordance with Section 8 of this License Agreement.

1.34 "SOMAXON"              shall mean Somaxon Pharmaceuticals, Inc.

1.35 "SOMAXON ANALOGUE/     shall mean any product containing any analogue,
     DERIVATIVE"            derivative prodrug, hydrate, salt, ester, isomer or
                            polymorph of nalmefene as an active ingredient, in any formulation and through any mode of administration, developed or in-licensed by Somaxon.

1.36 "SOMAXON INDEMNITEE"   shall have the meaning as set forth in Section 14.

1.37 "STEERING COMMITTEE"   shall mean a committee consisting of two (2)
                            representatives of each Party.

1.38 "SUBLICENSEE"          shall have the meaning as set forth in Section 4.3.

1.39 "SUBLICENSING          shall have the meaning as set forth in Section 4.3.
     REVENUES"

1.40 "TARGET SALES CALLS"   shall have the meaning as set forth in Section 8.1

1.41 "TERRITORY"            shall mean North America comprised of the United
                            States, Canada, Mexico and their territories and possessions (including but not limited to, the Commonwealth of Puerto Rico).

1.42 "TRADE MARKS"          shall mean BTT's trademarks "Soberal" and "Cessal"
                            registered in the United States and any other countries within the Territory.

2.   LICENSE

2.1  LICENSE GRANT

                     In partial consideration of the payments referred to in
                     Section 4 below and subject to the terms and conditions of this License Agreement, BTT hereby grants to Somaxon an exclusive (even as to BTT), royalty-bearing license, with the right to sublicense, under the Patents and Know-How as well as Improvements developed or acquired by BTT during the term of the License Agreement, which are necessary or useful to develop, make, have made, use, sell, have sold, offer for sale, import, or otherwise commercialise Products in the Territory. Subject to earlier termination under
                     Section 11 below, the license set forth herein shall expire as to the Patents upon the expiration of the last to expire patent within the Patents. The royalties payable during the validity of the Patents and after the expiration of the Patents are set forth in Section 4 below. After the termination of all relevant royalty periods set forth in
                     Section 4 below, Somaxon shall have a fully paid-up and exclusive license under the Know-How for the Field in the Territory.

2.2  AFTER-ACQUIRED PATENTS AND KNOW-HOW

                     Any Patents and Know-How acquired by BTT during the term of this License Agreement shall be automatically included in the license set forth above, provided that BTT has the right based on the applicable agreement ("Third Party Agreement") with the third party(ies) from whom such rights have been acquired, to grant a sublicense in the Territory to such rights. If and to the extent BTT is required to pay to such third party(ies) any payments, and Somaxon wants to exploit such rights acquired by BTT after the signing of this License Agreement, the remuneration payable by Somaxon to BTT under Section 4 below shall be adjusted in good faith negotiations by the Parties so that BTT is able to make such payments to the third party(ies) and receive reasonable compensation for such sublicensing. If and when any Third Party Agreement is executed under which Somaxon receives a sublicense from BTT, BTT agrees that it shall not do anything to terminate nor make any amendment, supplement or other modification to the applicable Third Party Agreement which would adversely affect the rights of BTT and/or Somaxon, except with the prior written consent of Somaxon (not to be unreasonably withheld).

2.3  UNIVERSITY OF MINNESOTA; IVAX CORPORATION

                     The license set forth above shall include the sublicense of all of BTT's rights with respect to the Territory under (i) its License Agreement with the University of Minnesota dated April 17, 2000, a correct and complete copy of which is attached hereto as Appendix 2-A (the "MINNESOTA AGREEMENT"), and (ii) its Exclusive License Agreement with Ivax Corporation ("Ivax") dated April 28, 1998, as amended by the First Amendment thereto dated February 1, 1999 and the Second Amendment thereto dated ______, 2004, a correct and complete copy of which is attached hereto as Appendix 2-B (as amended, the "IVAX AGREEMENT"). BTT agrees that it shall not do anything to terminate nor make any amendment, supplement or other modification to the Minnesota Agreement or the Ivax Agreement which would adversely affect the rights of BTT and/or Somaxon under such agreements as of the date hereof, except with the prior written consent of Somaxon (not to be unreasonably withheld).

                     In connection with this License Agreement, the parties have entered into Tri-Party Agreements related to the sublicense of rights under the Minnesota Agreement and the Ivax Agreement. A copy of the Tri-Party Agreement with the University of Minnesota is attached hereto as Appendix 2-C, and a copy of the Tri-Party Agreement with Ivax is attached hereto as Appendix 2-D.

2.4  RESERVATION OF RIGHTS

                     Each Party expressly acknowledges and agrees that other than (i) the license granted by BTT to Somaxon in this License Agreement, including the Improvements of BTT contemplated above, (ii) the sale and transfer of the Trademarks in the Territory set forth in Section 3 below and (iii) the rights with respect to Improvements and inventions set forth in Section 10 below, neither Party will acquire or will have a right to claim any other rights in, or to the use of other patents, know-how or intellectual property rights owned, controlled, adopted or used by the other Party. Subject to the non-competition covenant set forth in Section 12, it is also agreed and understood that nothing in this License Agreement shall restrict BTT from developing the IPR or entering into license negotiations or license agreement(s) with third parties concerning IPR and/or Improvements in territories other than the Territory.

2.5  SUBLICENSE

                     Somaxon may grant sublicenses hereunder to any third party, which (i) is independent from and not an Affiliate of Somaxon, and (ii) would in Somaxon's good faith judgment serve to increase the commercial potential of the IPR and/or Products. However, such sublicenses shall not relieve Somaxon of its obligations to BTT under this License Agreement. Until the expiration of the Minnesota Agreement, Somaxon shall give BTT at least fifteen (15) days advance notice of the major terms of any sublicense agreement, with sufficient detail to support BTT's required notice to the University of Minnesota under Section 4.4 of the Minnesota Agreement. Although Somaxon shall retain sole discretion over the terms of any such sublicense agreement, Somaxon shall consider in good faith any reasonable comments made by BTT (including comments from the University of Minnesota which maybe relayed by BTT to Somaxon) prior to entering into the sublicense agreement.

3.   TRADE MARKS

                     In partial consideration of the payments referred to in
                     Section 4 below, BTT hereby transfers all rights, title, and interest in the Trade Marks, and all goodwill associated therewith, in the Territory to Somaxon. In furtherance of such transfer, BTT shall execute and deliver to Somaxon appropriate instruments of assignment of trade marks to facilitate the recording of the transfer of the Trade Marks in the Territory.

4.   PAYMENTS

                     In consideration of entering into this License Agreement, Somaxon agrees to pay BTT the milestone payments and royalties based on the Net Sales of the Products, as set out below.

4.1  MILESTONE PAYMENTS

                     Somaxon shall make the following non-refundable fixed payments to BTT upon the occurrence of the indicated milestones:

                     (a) U.S. $3,000,000 (three million) as a signing fee for this License Agreement;

                     (b)    [***] upon [***];

                     (c)    [***]upon [***]; and

                     (d)    [***] upon [***] and a [***] upon [***].

                     Such milestone payments shall, unless otherwise mutually and explicitly agreed in writing, be paid within fifteen
                     (15) days after the occurrence of the milestones set forth above. Notwithstanding the foregoing, the above milestone payments are subject to reduction under the limited circumstances described in Section 7.4 below.

4.2  ROYALTIES

     4.2.1  ROYALTY FOR PRODUCTS WITHIN THE SCOPE OF THE PATENTS

                     Subject to the remainder of this Section 4.2, Somaxon will pay to BTT the following royalty amounts on Net Sales within the Territory on the indicated


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
                     Product type on a country-by-country basis for the applicable period set forth below:

                                          ROYALTY
             PRODUCT TYPE*                 RATE             START DATE                         END DATE
--------------------------------------    ------    ----------------------------   -------------------------------
Product covered by a Patent within the    [***]     Effective Date                 Later of (i) Patent Expiration
IPR; and any Improvements to such                                                  Date or  (ii) Market Exclusivity
Patent                                                                             Termination Date

                                          [***]     Later of (i) Patent            Generic Approval Date or until
                                                    Expiration Date or (ii)        May 2011, whichever is later
                                                    Market Exclusivity
                                                    Termination Date

Product not covered by a Patent within    [***]     Effective Date                 Patent Expiration Date
the IPR, but covered by another valid,
issued patent and dependent upon the
Know-How; and any Improvements thereto

                                          [***]     Patent Expiration Date         Generic Approval Date or
                                                                                   until May 2011, whichever is later

Product not covered by a Patent within    [***]     Effective Date                 Generic Approval Date or until
the IPR or any other valid, issued                                                 May 2011, whichever is later
patent but dependent upon the
Know-How; and any Improvements thereto

* The Parties agree that any determination of the type of Product for purposes of the foregoing table and the quantity or percentage of Net Sales of the Product related to one or more indications, including, but not limited to off-label indications or uses, shall be determined by one of the following methods, at Somaxon's election: (i) marketing and sale under a distinct brand or tradename or (ii) review of IMS Health sales data (or similar third party prescription market research data).

       4.2.2  ROYALTY IN CASE OF COMBINATION PRODUCTS AND REQUIRED LICENSES

                     The foregoing royalty for Products for which the [***] royalty is being applied may be reduced by any amounts actually paid by Somaxon to a third party in the form of a royalty or other additional cost of goods, up to a maximum of [***] of the royalty otherwise due, if, and only if, Somaxon is required to pay such amounts to the third party due to (i) any license of intellectual property rights due to the potential or alleged infringement by the Product or any Improvements of such third-party intellectual property rights, or (ii) the presence in the Product or any Improvements of a proprietary dosage delivery system and/or active ingredient which alone would be outside the scope of a valid claim under the Patents. In connection with any such reduced royalty, Somaxon shall raise at the next regularly scheduled meeting of the Steering Committee any potential or alleged infringement or alternate delivery system or active ingredient giving rise to the reduced royalty and the Parties shall cooperate with one another in good faith in connection with the negotiation and implementation of any related license(s) from one or more third party(ies); provided, however, that the Parties understand and agree that Somaxon shall have sole discretion over the ultimate determination of whether any license(s) and the amounts payable to a third party thereunder are "required" for purposes of


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

                     this Section 4.2.2; provided, further, however, that the maximum cumulative reduction of the royalties under (i) and
                     (ii) above shall not exceed [***].

       4.2.3  OTHER INDICATIONS

                     BTT acknowledges and agrees that Somaxon shall have the right to negotiate directly with Ivax with respect to a license to the clinical data for additional indications for the Product. BTT shall provide reasonable cooperation to Somaxon in any effort to license or otherwise acquire rights to clinical data for additional indications for the Product from Ivax.

                     BTT has set forth on Appendix 4.2.3 to this License Agreement a complete and accurate description of any restrictions as to the use of such Know-How for indications outside the Field. Somaxon acknowledges that a portion of the Know-How is licensed in by BTT and confirms that it will comply with restrictions described on Appendix 4.2.3.

       4.2.4  ESCROW IN CASE OF CHALLENGE

                     BTT shall notify Somaxon in writing of any challenges to the validity or enforceability of any Patent, whether in an administrative or judicial forum, within five (5) business days of BTT's first receipt of notice of such challenge. In case the validity or enforceability of a Patent is challenged by a third party, Somaxon shall deposit royalties which may otherwise be due to BTT hereunder which are in excess of [***] of Net Sales, or in case BTT is liable to pay royalty amounts based on sales of products in excess of this amount under the Minnesota Agreement or the Ivax Agreement, such amount, of applicable Net Sales in an interest bearing escrow account until the final determination of the validity or enforceability of such Patent. If the challenge to the validity or enforceability of any Patent is successful, Somaxon shall cancel the escrow and retain all funds, royalties and accrued interest deposited in such escrow, and the royalty percentage shall be adjusted to take into account the new categorization of the Product type set forth in Section 4.2.1 above. If the challenge to the validity or enforceability of such Patent is unsuccessful, Somaxon shall release the escrowed funds, including the interest accrued, to BTT, and thereafter, continue paying the royalties directly to BTT as contemplated in Section 4.2.1 above.

       4.2.5  POTENTIAL OFFSET FOR CLINICAL TRIAL EXPENSES

                     Notwithstanding the foregoing, the above royalty payments are subject to reduction under the limited circumstances described in Section 7.4 below.

       4.3    SUBLICENSING FEES

                     If Somaxon sublicenses its rights hereunder to a third party (a "SUBLICENSEE"), Somaxon shall pay to BTT within thirty (30) days of receipt, the following portion of the Sublicensing Revenues (defined below) actually received by Somaxon from the Sublicensee:



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              (a)    With respect to Sublicensing Revenues composed of up-front or milestone fees not characterized as a royalty or primarily derived from net sales: [***] of the Sublicensing Revenues.

                     Notwithstanding the foregoing, in connection with Somaxon's receipt of any Sublicensing Revenue composed of a milestone payment from the Sublicensee that is triggered by an event comparable to any event set forth in Section 4.1 above, Somaxon shall pay to BTT only the greater of (i) the amount due as a result of the applicable milestone under this
                     Section 4.3 [***] or (ii) the amount due as a result of the applicable milestone under Section 4.3 [***], but not both.

              (b) With respect to Sublicensing Revenues composed of royalties or similar payments derived from net sales:

                     (i) If Somaxon receives [***] or less of the Sublicensee's net sales revenues from the sales of the Product, Somaxon shall pay to BTT an amount equal to [***] of the Sublicensing Revenues.

                     (ii) If Somaxon receives more than [***] of the Sublicensee's net sales revenues from the sales of the Product, Somaxon shall pay to BTT an amount equal to (i) [***] of the first [***] of the Sublicensing Revenues, and (ii) an additional [***] of the portion in excess of [***] of the Sublicensing Revenues.

                            For purposes of illustration only, if Somaxon receives [***] of the Sublicensee's net revenues from the sale of Products, BTT shall be entitled to receive an amount equal to [***] of the Sublicensing Revenues received by Somaxon.

              It is, however, agreed and understood that the royalty payable by Somaxon to BTT based on Somaxon sublicensing any rights hereunder shall be at least an amount which BTT is liable to pay under the Minnesota Agreement and/or the Ivax Agreement for the licenses BTT has obtained and further licensed to Somaxon in this License Agreement plus a [***] share of the sales of the Products by the Sublicensee net of the deductions set forth in clauses (a) through
              (e) of the definition of Net Sales in Section 1 above.

              As used herein, "SUBLICENSING REVENUES" shall mean any up-front, milestone, royalty or other amounts received by Somaxon from a Sublicensee with respect to the sublicense of this License Agreement multiplied by a fraction where (i) the numerator is the applicable royalty rate set forth in Section 4.2.1 above based on the applicable Product type and (ii) the denominator is [***]; provided however that "Sublicensing Revenues" shall not include any amounts


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              provided by a Sublicensee to Somaxon (a) primarily for research, development, sales and/or marketing support or (b) in the form of debt financing or bona fide equity investments in Somaxon made in connection with a corporate partnership, collaboration, co-promotion or similar arrangement; provided that (i) such debt financing or equity investments are on terms that are consistent with independent third party valuation of such debt or equity securities, or (ii) the proceeds of such debt financing or equity investment are substantially used for the commercialization of the IPR.

              For purposes of illustration only, if the applicable royalty rate under Section 4.2.1 for the Products sold by the Sublicensee is [***], the Sublicensing Revenues shall be equal to [***] of the amount received by Somaxon based on a fraction the numerator of which is [***] and the denominator of which is [***].

              All payments of amounts under this Section 4.3 shall be paid by Somaxon to BTT within thirty (30) days of Somaxon's receipt of the applicable Sublicensing Revenues from the Sublicensee and Somaxon shall provide a calculation of the milestone or royalties due under this Section 4.3 contemporaneously with the related payment to BTT.

4.4    CALCULATIONS, PAYMENT AND TAX WITHHOLDING

              Somaxon shall provide calculations of Net Sales in the Territory and related royalty due on a quarterly basis within sixty (60) days after the end of every calendar quarter.

              Somaxon shall pay royalties based on the calculations referred to above contemporaneously with the delivery of the required calculation (i.e., within sixty (60) days of the end of each calendar quarter) to a bank account designated by BTT.

              Any and all payments payable under this License Agreement shall be payable in U.S. dollars.

              Somaxon has the right to withhold any tax which according to the applicable tax treaty between the U.S. and Finland shall be withheld from royalties and Somaxon shall pay the amounts so withheld to the proper tax authorities as required by applicable laws. In case of such withholding, Somaxon shall inform BTT in due course, maintain official receipts of such payments and, upon BTT's reasonable request, execute any customary documents which are necessary for BTT to receive proper reimbursement or reduction under the applicable regulations. At BTT's written request, Somaxon shall make the milestone payments and/or royalty payments based on sales of products, which BTT is obliged to make under the Ivax Agreement and Minnesota Agreement directly to such parties and deduct such payments from the royalty or other reimbursements payable to BTT.

              Interest on arrears on any late payments shall, after notice to Somaxon from BTT, be assessed at the rate of [***] per month.



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5.     SUPPLY OF MATERIAL

              BTT shall supply one hundred percent (100%) of Somaxon's requirements of the Product for clinical trial purposes. The price for such supply of Products shall equal the direct costs from third parties charged to BTT, including, but not limited to, the costs charged by Patheon Inc. ("Patheon") and the manufacturer of the active product ingredient, and shipping charges, without mark-up in all cases.

              BTT shall cooperate in good faith with Somaxon in its efforts to negotiate and establish a direct supply agreement with Patheon and any alternative supplier requested by Somaxon, in each case, for the supply of commercial quantities of Products.

6.     WARRANTIES

              Somaxon has reviewed the Minnesota Agreement and the Ivax Agreement attached hereto as Appendices 2-A and 2-B, respectively, in the course of its due diligence investigation. The below representations and warranties are qualified by the substance of such agreements and Somaxon shall not be entitled to claim indemnification for any breach of the representations and warranties set forth below if a fact or event causing the breach is set forth in text of such agreements.

6.1    GENERAL

              Other than for a breach of the representations, warranties and covenants of BTT herein and for the indemnification obligations set forth in Section 14 below, BTT shall not be liable to Somaxon in any respect or in any manner whatsoever for any damages or losses which may be incurred by Somaxon in using the Patents or the Know-How licensed to Somaxon hereunder, or in failing to obtain results anticipated by Somaxon.

              Except as expressly set forth below, BTT does not make, and hereby excludes, any and all express or implied representations and warranties against patent infringement with respect to the Patents, the Know-How or Products manufactured, marketed and sold under this License Agreement.

6.2    CORPORATE EXISTENCE AND POWER

              Each Party represents and warrants to the other that it (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (ii) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this License Agreement, including, without limitation, the right to grant the licenses granted hereunder.

6.3    AUTHORITY

                     Each Party represents and warrants to the other that it (i) has the corporate power and authority and the legal right to enter into this License Agreement and perform its obligations hereunder; (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder; (iii) this License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; and (iv) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with entry into this License Agreement have been obtained.

6.4    GRANT OF RIGHTS

                     Each Party represents and warrants to the other that it has not, and will not during the term of this License Agreement, grant any right to any third party that would conflict with the rights granted to the other Party hereunder, and that it has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder, including, in the case of BTT, the applicable license agreements with the University of Minnesota and Ivax.

6.5    INTELLECTUAL PROPERTY

                     BTT represents and warrants to Somaxon that:

                     (a) it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that the practice of a method claimed in any of the Patents or the use of any Trade Mark infringes or misappropriates the intellectual property rights of any third party;

                     (b) to the best of BTT's knowledge, there is no unauthorized use, infringement or misappropriation of any of the IPR or Trade Marks by any third party;

                     (c) no present or former collaborator, partner, employee or consultant of BTT, or inventor under any of the Patents, owns or has any proprietary, financial or other interest, direct or indirect, in the IPR (other than the monetary rights of Ivax, the University of Minnesota and Alko Corporation) or any Trade Mark, and no third party's confidential information is included in the IPR; and

                     (d) to the best of BTT's knowledge, neither the practice of the IPR, the use of any Trade Mark, nor the development, manufacture or commercialization of the Product, infringes any intellectual prop-

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                            erty rights of any third party; and BTT has not
                            received notice or communication alleging that the practice of the IPR infringes or may infringe the rights of any third party, nor is BTT aware of any reasonable basis for any such allegation.

7.     DEVELOPMENT of the products AND REGULATORY MATTERS

7.1    DEVELOPMENT PLAN

                     The development of the Products will be undertaken at the cost, expense and risk of Somaxon substantially in accordance with the agreed development plan. However, BTT shall cooperate with Somaxon in connection with the research and development efforts for the Products. The Parties' duties are listed in more detail in Appendix 7.1 hereto.

7.2    STEERING COMMITTEE

                     The Parties shall nominate two (2) persons to a steering committee ("Steering Committee") which shall oversee and co-ordinate the Product development work under Section 7.1 and, after regulatory approval, the sales and marketing efforts described in Section 8.1 below . The Steering Committee shall hold meetings when appropriate on one Party's written request to the other Party and generally once each calendar quarter. Unless the members of the Steering Committee otherwise consent, a meeting of the Steering Committee shall not be held sooner than within two
                     (2) weeks from the Party's notice to the other Party. The Steering Committee may, in its discretion take action by physical meeting, video-conference, tele-conference or written consent. All decisions by the Steering Committee shall be made by unanimous vote or written consent signed by each member of the Steering Committee, with BTT and Somaxon each having, collectively, one vote in all decisions.

7.3    DILIGENCE

                     Subject to Somaxon's right to terminate this License Agreement, Somaxon shall use commercially reasonable efforts to develop a Product and to commercialise such Product in the Territory, consistent with accepted business practices and legal requirements, and not less than the efforts typically used in the pharmaceutical industry to develop products at comparable stages of development with similar market potential. Notwithstanding the foregoing, however, should it, based on objective data, be commercially unreasonable to commercialise the Product in countries within the Territory other than the United States, the Steering Committee shall discuss the issue in good faith and it shall release Somaxon from the foregoing requirement to commercialise the Product in such other countries outside the United States.

7.4    CLINICAL TRIALS AND REGULATORY MATTERS

                     With respect to the Product in Territory, Somaxon will be responsible for conducting all future clinical trials and for all regulatory filings and interactions with necessary authorities in accordance with all applicable laws and regulatory requirements in the Territory and payment of filing fees and all other associated costs for regulatory prosecution in any country of the Territory, including without limitation the Phase 3 clinical program, application for a marketing authorisation and all pharmacovigilance.

                     BTT shall be responsible for the pre-clinical studies required by the FDA, and the payment of all other associated costs for such pre-clinical studies; except that, in the event (i) the FDA requires a patient population in the pivotal Phase 3 studies for the Product which exceeds 1,000 patients or (ii) the FDA requires the use of an end point in addition to, or other than, the Yale-Brown Obsessive Compulsive Scale modified for pathological gambling in connection with the pivotal phase 3 studies for the Product, BioTie shall bear [***] of all incremental costs and expenses associated with such additional non-budgeted clinical and development activities up to a maximum of U.S. [***], which incremental costs and expenses [***] shall be deducted from and offset against, on a pro rata basis, any milestone payments otherwise due to BioTie from Somaxon under Section 4.1 above and the other [***] from the future royalties for the Products due to BioTie from Somaxon under Section 4.2 above. In connection with the deduction of any such incremental costs and expenses, Somaxon shall submit to BioTie a calculation and written summary of the costs and expenses in reasonable detail for BioTie to verify the accuracy of the milestone and royalty deduction.

                     BTT shall actively consult with Somaxon on the design and implementation of any such clinical trials as may be reasonably requested by Somaxon. Any related NDA and other foreign regulatory filings in the Territory shall be submitted solely in the name of Somaxon.

                     Somaxon is aware that BTT has entered or shall enter into agreement negotiations with third party(ies), under which BTT entitles such third party/parties to conduct development on and/or to commercialise the IPR outside of the Territory. Somaxon agrees that it shall make available and entitle such third party and/or parties to use the pre-clinical and clinical studies conducted by Somaxon on reasonable commercial terms to enable efficient development and rapid market launch of the Products outside the Territory; provided that Somaxon shall have no such obligation with respect to clinical data or other information or know-how related to (i) any Improvement of Somaxon unless the Parties agree to a license for the Improvement under the right of first refusal and negotiation provisions of Section 10.1 or (ii) any Somaxon Analogue/Derivative. The terms of such license agreement with the third party and Somaxon shall include customary provisions of agreements of such type and be on terms reasonable for both parties.

7.5    PHARMACOVIGILANCE

                     The parties' respective obligations concerning pharmacovigilance, adverse event reporting and related matters are set forth in the "Joint Operating Pro-


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                     cedure on ADR reporting for Nalmefene" in the form attached hereto as Appendix 7.5.

8.     SALES AND MARKETING EXPENDITURE PLAN; MINIMUM ROYALTIES

8.1    SALES AND MARKETING EXPENDITURE PLAN

                     Somaxon shall draft a Sales and Marketing Expenditure Plan to be submitted to BTT for its review and comment not later than three (3) months prior to the planned commercial launch of the Product in the Territory. Thereafter, Somaxon shall prepare annual updates to the Sales and Marketing Expenditure Plan for each calendar year before September 15 of the prior year. Each draft of the Sales and Marketing Expenditure Plans shall be reviewed by the Steering Committee, and Somaxon shall in good faith take into account any comments from the Steering Committee in connection with the finalization of each Sales and Marketing Expenditure Plan. Following the receipt of comments, if any, from the Steering Committee, Somaxon shall finalize the Sales and Marketing Expenditure Plan with the terms and expenditures, including (i) a budget for aggregate annual sales and marketing expenditures (the "BUDGET") and (ii) the targeted number of sales calls to physicians ("TARGET SALES CALLS"), determined appropriate by Somaxon in its sole discretion. Somaxon shall submit each such final Sales and Marketing Expenditure Plan to the Committee for its official records retention (which, in the case of annual updates, shall be submitted not later than November 15 of the prior year); provided, however that Somaxon may amend and revise any such final Sales and Marketing Expenditure Plan to reflect any material change in condition not reasonably within the control of Somaxon (including, but not limited to, Product safety issues, recalls, changes in regulatory requirements, interruption of supply and backorders).

                     With respect to each final or amended Sales and Marketing Plan submitted hereunder, Somaxon, itself or through its Affiliates, Sublicensees or contract sales force, if applicable, shall spend not less than [***] and conduct not less than [***]. Upon written request from BTT, Somaxon shall affirm to BTT its compliance with the foregoing minimum marketing expenditures and sales calls. If, however, Somaxon fails to spend the minimum Budget amount or conduct such minimum Target Sales Calls, and Somaxon further fails to cure such deficiencies within the first six (6) months of the following period, BTT may elect to convert the license granted under Section 2 of this License Agreement to non-exclusive in the Territory by providing written notice to Somaxon within thirty (30) days' of BTT's discovery of Somaxon's non-compliance with this Section 8.

8.2    MINIMUM ROYALTIES

                     In order to maintain the exclusivity of the license granted under Section 2 above, Somaxon may, at its option, make the following minimum royalty payments to BTT with respect to each year specified below (the "MINIMUM ROYALTY"):


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                  (a)   Year 2009: [***];

                  (b)   Year 2010: [***];

                  (c)   Year 2011: [***];

                  (d)   Year 2012: [***]; and

                  (e)   Year 2013: [***].

                  Unless an extension is required to be granted pursuant to the following paragraph, there shall be [***].

                  Notwithstanding the foregoing, in the event of an unexpected or extraordinary delay in the clinical development program as a result of the FDA's review of the NDA or related clinical activities, Somaxon may request an extension to the start date of its obligation to pay the Minimum Royalty and BTT may not unreasonably withhold its consent to such extension. If such an extension is required, Somaxon's obligation to pay Minimum Royalties shall begin instead upon the conclusion of such unexpected or extraordinary delay and the annual schedule of Minimum Royalties set forth above shall be correspondingly delayed.

                  Any royalty payments made by Somaxon in accordance with Sections 4.2 and 4.3 above shall be credited toward the Minimum Royalty for the applicable year and, in the event the royalty payment otherwise required with respect to such period is less than Minimum Royalty for the applicable year, Somaxon may, at its option, pay the remaining amount to BTT within sixty (60) days after the conclusion of the applicable year (the "MINIMUM ROYALTY DEADLINE").

                  If Somaxon fails to pay to BTT the Minimum Royalty for any year specified above, BTT may elect to convert the license granted under Section 2 of this License Agreement to non-exclusive in the Territory by providing written notice to Somaxon within sixty (60) days after the Minimum Royalty Deadline subject to Somaxon's right to cure by paying the Minimum Royalty to BTT within five (5) business days of BTT's notice.

9.    PATENT MAINTENANCE

                  Subject to the licensed rights granted to Somaxon under this License Agreement, BTT retains ownership of all IPR.

                  Subject to the rights and obligations set forth in the Minnesota Agreement, each Party shall maintain, at its own expense, any patents and patent applications held in its name and shall have the primary right and obligation to control the prosecution, maintenance and defend against infringement with respect to such patents and patent applications. BTT shall provide written notice to Somaxon from time to time as BTT and/or the University of Minnesota makes


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                  any required maintenance payments with respect to the Patents and as any new material information relating to the preparation, filing, prosecution or maintenance of the IPR comes to its attention, including, but not limited to, similar notifications received by BTT from the University of Minnesota or Ivax.

                  In the event the responsible party fails to make any required payments or take any action required for the proper preparation, filing, prosecution or maintenance of the applicable patents and patent applications, the other Party shall have the right to make any such required payments or take any such required action. The Parties shall provide reasonable assistance to one another in any such activities.

9.1   IPR DEFENCE

                  In the event of a material infringement or misappropriation in the Territory by a third party of any IPR, Somaxon shall have the sole and exclusive right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies and relief against such third party unless the license under this License Agreement has become non-exclusive. In the event that Somaxon chooses to pursue its rights hereunder, BTT shall use all reasonable efforts to assist and co-operate with Somaxon, and Somaxon shall reimburse BTT for its out-of-pocket expenses resulting from such assistance. Somaxon shall bear the costs and expenses relating to such pursuit. In the event Somaxon recovers any damages or other amounts, after deducting for BTT's out-of-pocket expenses and Somaxon's costs and expenses relating to such pursuit, Somaxon shall pay to BTT an amount equal to applicable royalty under Section 4.2 applied to the remaining recovery.

                  In the event that Somaxon takes no action within six (6) months of notice of any such infringement or misappropriation, BTT shall have the right, but not the obligation, to take action in its own name and its own expense to secure the cessation of any such infringement or misappropriation or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation concerning the IPR in the Territory. If requested by BTT, Somaxon agrees to join any action or legal proceeding to enforce the IPR against any third party. If BTT takes action or prosecutes legal proceedings relating to the infringement or misappropriation of the IPR in the Territory, after payment of Somaxon's out-of-pocket costs, all other damages and costs recovered in any action or proceedings or by way of settlement shall belong to BTT.

9.2   PATENT INFRINGEMENTS

                  Upon knowledge of the commencement of any suit against BTT or Somaxon which is based in whole or in part on a claim that the IPR or any Products marketed, sold or distributed by Somaxon under this License Agreement constitute an infringement of any third party's patent, BTT or Somaxon, as the case may be, shall promptly notify the other in writing.

                  With respect to any such suit outside the Territory, BTT or its licensee in territories outside the Territory shall, at its cost and with counsel reasonably acceptable to Somaxon, assume and conduct the defence of any suit or claims brought or asserted, or demand made, against BTT or Somaxon insofar as it is based on and would affect the IPR in the Territory. Somaxon shall be entitled to participate in any such proceeding with separate counsel at Somaxon's own expense. With respect to any such suit within the Territory, Somaxon shall, at its cost and with counsel reasonable acceptable to BTT, assume and conduct the defence of any suit or claims brought or asserted, or demand made, against BTT or Somaxon insofar as it is based on the IPR.

10.   IMPROVEMENTS AND JOINT INVENTIONS

10.1  IMPROVEMENTS

                  During the life of the proprietary nature of the IPR, each Party shall disclose any Improvements (but excluding any Somaxon Analogue/Derivative) to the other Party, whether patentable or not, without delay in accordance with this
                  Section 10.1.

                  Any Improvement of BTT shall be deemed to be automatically included in the IPR and the license set forth in Section 2 above with respect to the Territory. BTT shall take measures within its discretion to seek patent or to otherwise protect such Improvement(s) and should BTT not be willing to protect the Improvements within the Territory it shall forthwith inform Somaxon thereof and Somaxon shall then have the right to seek patents or to otherwise protect the improvement in its own name.

                  Somaxon hereby agrees to grant BTT an exclusive right of first refusal and negotiation (with the right to sublicense) on reasonable commercial terms to utilize outside the Territory any Improvement of Somaxon other than a Somaxon Analog/Derivative (each such Improvement, a "NEW PRODUCT") as follows:

                        If during the term of this License Agreement, Somaxon makes or acquires rights to a New Product, Somaxon shall notify BTT of such New Product. Somaxon shall, during the following ninety (90) days, if requested by BTT, make appropriate representatives available to meet with BTT's representatives to provide a fuller description of the data and information then available to Somaxon with respect to such New Product, and to answer the Receiving Party's questions in that regard. In addition, Somaxon shall engage in good faith negotiations with BTT over a period of at least one hundred twenty (120) days following the end of such ninety (90)-day evaluation period, in an attempt to reach agreement with BTT with respect to the exclusive development and commercialization by BTT of such New Product outside the Territory. If no such agreement is reached during that period, thereafter, Somaxon shall give BTT at least sixty (60) days' written notice prior to signing any agreement with any third party

                        (either as a definitive agreement or a mutually signed term sheet) with respect to such New Product, and during such sixty (60) day period, BTT may accept and agree to such agreement on such terms offered to the third party in lieu of such third party.

                  The right of first refusal and first negotiation set forth in this Section 10.1 shall include rights for any joint invention under Section 10.2 below but shall not apply to any Somaxon Analogues/Derivatives. Somaxon shall retain all worldwide right, title and interest to any Somaxon Analogue/Derivative and have no obligation to disclose the same to BTT. However, Somaxon acknowledges that, in order to commercialize any Somaxon Analogue/Derivative that would infringe a valid claim under the Patents in any territory outside the Territory, Somaxon would be required to obtain a license under the applicable Patents.

10.2  JOINT INVENTIONS

                  For all inventions, if any, made jointly by the Parties or in which IPR and Somaxon's proprietary rights and/or technologies are combined and which are patentable only on the basis of such combination, the Parties shall apply for the patent protection thereto upon the written request of either Party. Patent protection for such invention(s) shall be applied for in the name of the Parties as co-assignees and co-owners of such invention(s). Somaxon shall take lead responsibility for patent protection on such joint inventions in the Territory and BTT outside the Territory.

                  If either Party does not wish to join in such patent application (the wish to be expressed in writing), then the other Party may seek, obtain and maintain such patent(s) in its own name and at its sole expense and shall have sole and exclusive rights to control and use the inventions covered by such patents(s) without any compensation to the other Party.

11.   TERMINATION

                  Somaxon will have the right to terminate the License upon not less than thirty (30) days' written notice to BTT if continued product development poses an unacceptable safety risk to patients or if the product fails to achieve a satisfactory level of efficacy. For the period before the applicable marketing authorisation (i.e., NDA) has been granted, Somaxon's right to terminate based on the aforesaid must be evidenced by objective data. For the period after the applicable marketing authorisation (i.e., NDA) has been granted, Somaxon's right to terminate based on the aforesaid must be evidenced by objective FDA concerns concerning Product safety or efficacy.

                  BTT may terminate the License Agreement upon not less than thirty (30) days' written notice to Somaxon if Somaxon, either directly or through its Affiliate, contractor or agent, challenges the validity of any Patents or Patent Rights or contests the secrecy of the know how licensed to Somaxon under the License

                  Agreement and does not cease such challenge within thirty (30) days of the receipt of written notice from BTT.

                  Either Party shall have the right, without prejudice to any other rights or remedies available to it, to terminate the License Agreement by a written notice to the other Party in the event that:

                  (a) The other Party becomes insolvent, is adjudged bankrupt, applies for settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or a trustee (or equivalent) in bankruptcy appointed by reason of its insolvency, or in the event an involuntarily bankruptcy action is commenced against the other Party and it is not dismissed within (90) days, or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues its business; or

                  (b) The other Party commits a material breach of the License Agreement and within sixty (60) days after receipt of written notice thereof fails to either cure the breach, or with respect to any breach that has not been cured by such time, if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the sixtieth (60th) day, such period shall be extended to such period of time as is reasonably necessary to permit the breach to be cured.

                  The provisions of the following Sections shall survive the termination or expiration of this License Agreement: 1, 11, 13, 14, 15, 16 and 17. In addition, except in the case of the termination of this License Agreement for Somaxon's breach in accordance with Section 11(b) above, the fully paid-up license to Know How set forth in Section 2 shall survive the termination or expiration of this License Agreement.

                  In the event of BTT's termination of this License Agreement for Somaxon's breach under subsection (b) above and Somaxon's determination not to continue to promote and market the Product, Somaxon shall promptly (and in no event later than thirty (30) days from the termination) do all acts and execute all documents reasonably requested by BTT in order to provide for the transfer to BTT of the Trade Marks, any product registration and/or any preclinical or clinical data with respect to the Product in the Field (e.g., NDA). BTT shall bear all costs and expenses of the Parties related to the reversion of the Trade Marks, any product registration and/or any preclinical or clinical data.

                  Notwithstanding the termination, Somaxon and its Sublicensees will be entitled to continue selling any Product produced prior to such termination but subject to the continuing obligation to pay royalties on such sales.

12.   COMPETITION

                  For the period commencing at the signing of this License Agreement through the [***] (the "[***] YEAR DATE"), or such earlier period of time as the Parties may consent to in writing, except for the Product, Somaxon shall not directly or indirectly, market, distribute, sell or have sold any Competitive Product. The Parties acknowledge that any Product or Improvement for which Somaxon pays royalties on Net Sales hereunder shall not be deemed to be a prohibited hereby.

                  Notwithstanding the foregoing, the Parties have explicitly agreed that Somaxon may introduce a Competitive Product in the Territory after the [***] provided that Somaxon pays for each year after the introduction of the Competitive Product and until the [***] Year Date not less than the Minimum Royalty set forth in the table in Section 8.2 for the Year 2013, subject to the other terms of such section.

                  Similarly, until the [***] Year Date, or such earlier period of time as the Parties may consent to in writing, BTT shall not directly or indirectly, market, distribute, sell or have sold in the Territory any Competitive Product, unless the license granted in this License Agreement has been converted into a non-exclusive license in connection with an uncured breach by Somaxon.

                  The non-competition restriction of this Section 12 shall not apply, on a country-by-country and Product-by-Product basis, in the event that for scientific or technical reasons it is not possible using commercially reasonable efforts to develop a Product or for scientific reasons Somaxon cannot obtain a regulatory approval for the Product. Furthermore, upon the termination of this License Agreement whereby the Trade Marks and any applicable product registration reverts to BTT under
                  Section 11 above, this Section 12 shall terminate.

                  Any failure by either Party to comply with the provisions of this Section 12 shall be a material breach of this License Agreement and entitle the other Party to terminate this License Agreement subject to the relevant competition (anti-trust) regulations and the cure periods specified in
                  Section 11. Should such termination not be allowed with respect to Somaxon under the applicable competition regulations, the license granted to Somaxon in this License Agreement shall become non-exclusive. The termination and/or the change into non-exclusive shall be without prejudice to any other remedy to which BTT may be entitled for such breach.

13.   RECORD KEEPING AND AUDITING

                  Somaxon shall keep or cause to be kept in sufficient detail accurate books and records relating to the Net Sales of the Product and improvements thereto as well as relating to any sublicense granted in order to enable the amount of payable royalties to be determined and verified.



*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  Upon the written request of BTT an independent certified public accountant may be retained to review such books and records to verify the accuracy of the payments made or payable hereunder not more than four (4) times per calendar year. Somaxon shall provide such information and explanations, as the accountant performing the audit shall require to verify the accuracy of the payments made or payable hereunder and to satisfy BTT that the terms and conditions of the License Agreement are being complied with. If the verification discloses an underpayment to BTT of more than five percent (5%) of the amount due, Somaxon shall immediately and without demand pay to BTT the difference between an amount already paid and the correct amount shown to be due and payable as a result of audit and promptly on demand reimburse to BTT the fees and costs of the accountant, and the reasonable costs incurred by BTT in respect of the audit. Any possible overpayment shall be deducted from the royalties owed by Somaxon to BTT.

                  Somaxon agrees that any complimentary physician samples of Product distributed by it hereunder shall be labeled "not for resale" or similarly marked as sample products consistent with prevailing pharmaceutical industry practices.

14.   LIABILITY AND INDEMNIFICATION

                  Subject to BTT's indemnification obligations below, Somaxon shall have the full responsibility for pre-clinical and clinical trials conducted by it as well as for the Products marketed, distributed, manufactured, have manufactured or sold by it under the license granted by BTT under this License Agreement and shall bear any and all liability resulting thereof.

                  Somaxon shall indemnify, defend and hold BTT and its directors, officers, agents and other Affiliates (each, a "BTT INDEMNITEE") harmless from any liabilities, damages, losses, costs, claims or expenditures ("DAMAGES") incurred by a BTT Indemnitee as a result of the pre-clinical or clinical trials conducted by or on behalf of Somaxon after the Effective Date or of the Products manufactured, have manufactured, distributed, marketed or sold by Somaxon, including, but not limited to, damage to or loss of property or injury to persons caused by the pre-clinical or clinical trials of the Products; except for Damages which arise from (i) a failure by a BTT Indemnitee to adhere to the terms of this License Agreement;
                  (ii) any negligence, breach of warranty (express or implied) or recklessness or willful misconduct on the part of a BTT Indemnitee; (iii) a breach of any applicable federal, state or local law by a BTT Indemnitee or (iv) those Damages for which BTT has an obligation to indemnify Somaxon pursuant to the indemnification set forth below, as to which Damages each Party shall indemnify the other to the extent of its respective liability for the Damages.

                  BTT shall indemnify, defend and hold Somaxon and its directors, officers, agents and other Affiliates (each, a "SOMAXON INDEMNITEE") harmless from any Damages incurred by a Somaxon Indemnitee as a result of the pre-clinical or clinical trials conducted by or on behalf of BTT before the Effective Date or the breach of any representations, warranties covenants or other agreements of BTT set forth in this License Agreement; except for Damages which arise from (i) a failure by a Somaxon Indemnitee to adhere to the terms of this License Agreement; (ii) any negligence, breach of warranty (express or implied) or recklessness or willful misconduct on the part of a Somaxon Indemnitee; (iii) a breach of any applicable federal, state or local law by a Somaxon Indemnitee or (iv) those Damages for which Somaxon has an obligation to indemnify BTT pursuant to the indemnification set forth above, as to which Damages each Party shall indemnify the other to the extent of its respective liability for the Damages.

                  Somaxon shall acquire and maintain in force as long as Products using the IPR are being sold with a reputable insurance company a policy of general liability insurance, including the clinical development of the Product and, at such time as commercial sales of the Product commence, the sale of the Product. The insurance shall be in amounts reasonable when compared with insurance obtained by companies engaged in similar businesses. Somaxon shall provide evidence of the insurance to BTT on request.

                  Likewise, BTT shall acquire and maintain in force for the term of this License Agreement and for a period of five (5) years thereafter with a reputable insurance company a policy of general liability insurance sufficient to satisfy the indemnification obligations of BTT hereunder. The insurance shall be in amounts reasonable when compared with insurance obtained by companies engaged in similar businesses. BTT shall provide evidence of the insurance to Somaxon on request.

15.   CONFIDENTIALITY

                  The Parties agree that during the term of this License Agreement and for a period of seven (7) years after the termination or expiration of this License Agreement, neither Party shall use or disclose to any third party, without the prior written consent of the other Party any Confidential Information regarding that other Party. The non-disclosure extends also to the research and development work performed by the Parties under this License Agreement and the results of such work. Nothing herein shall, however, limit (i) the Parties' right to disclose information to their Affiliates subject to their Affiliates' agreement to be bound the terms of this Section 15, or (ii) either Party seeking regulatory clearance from the FDA (or any other authorities). In addition, from and after the expiration of all licenses contained in this License Agreement, nothing herein shall limit BTT from commercializing the IPR on a stand alone basis or in co-operation with third parties after the term of this License Agreement by using the IPR. In addition, nothing herein shall prohibit the use or disclosure of Know How or Improvements where this is permitted by the other terms of this License Agreement.

                  It is, however, acknowledged and understood by the Parties that

                  (a) the Parties may have a duty, as publicly listed companies, to disclose the key contents of this License Agreement and the status of the co-operation. Nothing in this License Agreement may limit the Parties' right to follow and act on the basis of the applicable statutory disclosure requirements; provided, however, that if a protective order or similar confidential treatment is available with respect to such proposed disclosure under applicable rules or regulations, the party proposing to make the disclosure, shall promptly give notice to the other Party in order to provide the other Party with the opportunity to seek such protective order or similar confidential treatment to limit the scope of the disclosure; and

                  (b) the obligations in this Section 15 shall not apply to information that:

                        (i) is known by the receiving Party, as evidenced by its records, at the time of receipt and not through a prior disclosure by the disclosing Party;

                        (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this License Agreement by the receiving Party;

                        (iii) is subsequently disclosed to the receiving Party
                              as evidenced by its records, by a third party having the right to make such a disclosure;

                        (iv) is developed by the receiving Party as evidenced by its records independently of information received by it from the disclosing Party; and

                        (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party; provided, however, that if a protective order or similar confidential treatment is available with respect to such proposed disclosure under applicable rules or regulations, the party proposing to make the disclosure, shall promptly give notice to the other Party in order to provide the other Party with the opportunity to seek such protective order or similar confidential treatment to limit the scope of the disclosure.

                  The content of the initial press release to be issued by the Parties relating to this License Agreement and the transaction contemplated hereunder is attached hereto as Appendix 15. The form and content of any subsequent public announcement to be made by either Party regarding this License Agreement, or the subject matter contained herein, shall be delivered to the other Party at least two (2) business days prior to publication and shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), except as may be required by applicable law (including disclosure requirements for publicly listed companies) in which event each Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

16.   FORCE MAJEURE

                  In the event of force majeure, i.e., in the event that further performance of this License Agreement or any part hereof by either Party shall be rendered impossible by or as a consequence of any Acts of God, labour disputes, delays in commercial carriers, strikes, boycotts, war, terrorism, riot or as a result of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any further official action by any department, bureau, board, administration, or other instrumentality or agency, or any other cause beyond the reasonable control of such Party (a "FORCE MAJEURE EVENT"), such Party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby.

                  In the event that failure or delay arises out of or results from any such Force Majeure Event, both Parties shall co-operate in an effort to agree upon the establishment of such alternative arrangements not subject to such failure or delay as will confer upon them benefits comparable in character and substantially equivalent in amount to those intended to be conferred by this License Agreement, or terms and conditions not materially more burdensome to either Party than those herein provided.

                  However, in the event any individual Force Majeure Event results in a failure or delay of a Party to perform its obligations hereunder for a period in excess of ten (10) months, the other Party may terminate this License Agreement by giving written notice to the other party.

17.   NOTICES

                  All notices to be given by each Party to the other shall be made in writing by (a) an internationally recognized courier service guaranteeing next-day or two-day delivery, charges prepaid; (b) facsimile (with original promptly sent in the manner set forth in clause (a)); or (c) email (with original promptly sent in the manner set forth in clause (a)), and addressed respectively to the Parties.

                  Notices to BTT shall be sent to:

                  Name:       BioTie Therapies Corp.
                  Attn:       Vice President Kai Lahdesmaki
                  Address:    Tykistokatu 6, FIN-20520 Turku, Finland
                  Fax:        + 358 2 274 8910
                  Email:      kai.lahdesmaki@biotie.com

                  With a copy to:

                  Hannes Snellman Attorneys at Law Ltd., Attn: Mr. Mikko Heinonen, Esq., P.O. Box 8, FIN-20521 Turku, Finland, Fax +358 2 2130 630, Email: mikko.heinonen@hannnessnellman.fi

                  Notices to Somaxon shall be sent to:

                  Name:       Somaxon Pharmaceuticals, Inc.
                  Attn:       Kenneth Cohen, President and CEO
                  Address:    12750 High Bluff Drive, Suite 310
                              San Diego, CA 92130 USA
                  Fax:        + 1 (858) 509-1589
                  Email:      kcohen@somaxon.com

                  With a copy to:

                  Latham & Watkins LLP, Attn: Scott N. Wolfe, Esq., 12636 High Bluff Drive, Suite 300, San Diego, CA 92130, Fax +1 (858) 523-5450; Email: scott.wolfe@lw.com.

                  Each Party may by written notice to the other Party change the address to which any such communication shall be sent, and, after notice of such change has been received, any communication shall be sent to such Party at such changed address.

18.   ASSIGNMENT

                  Neither Party is allowed to assign any rights, benefits or obligations under this License Agreement to any third parties without the other Party's prior written consent thereto; provided, however, that a Party may assign its rights and obligations to (i) any Affiliate or (ii) the successor in interest to its business or a purchaser of all or substantially all of its assets relating to the Product; provided further that such assignee assumes in writing the obligations and duties of the Party under this License Agreement, including, but not limited to, the minimum Budget and Target Sales Calls and the Minimum Royalty. In the event of any failure of any assignee to comply with the minimum Budget and Target Sales Calls, BTT shall have the right to elect to convert the license granted under Section 2 of this License Agreement to non-exclusive by providing the notice specified in Section 8 above. For the avoidance of doubt it is agreed and understood that this License Agreement shall remain valid and binding towards any and all legal successors of the Parties.

19.   RELATIONSHIP OF PARTIES

                  Nothing in this License Agreement is intended or shall be deemed to constitute a partnership, agency, employer - employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

20.   NO WAIVER

                  Failure by any Party at any time or times to require performance of any provisions of this License Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this License Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

21.   COMPLIANCE WITH LAWS

                  Each Party shall comply with all laws, rules, regulations and policies applicable to the conduct of its duties and obligations under this License Agreement.

22.   SEVERABILITY OF CLAUSES

                  In case of one (1) or more of the provisions contained in this License Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this License Agreement, but this License Agreement shall be construed by limiting such invalid, illegal or unenforceable provision or, so that the invalid, illegal or unenforceable provision is substituted by a valid, legal and enforceable provision which as nearly as possible gives effect to the Parties' intention expressed in this License Agreement.

23.   AMENDMENTS

                  No amendment, modification or supplement of any provisions of this License Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party. By an instrument in writing, any Party may waive compliance by the other Party with any term or provision of this License Agreement that such other Party was or is obligated to comply with or perform.

24.   ENTIRE AGREEMENT

                  This License Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all written or oral prior agreements or understandings.

                  The Appendices to this License Agreement are an integral part hereof.

25.   GOVERNING LAW

                  This License Agreement is acknowledged to have been made and shall be construed, governed, interpreted and applied in accordance with the laws of England without giving effect to its choice of law provisions.

26.   DISPUTE RESOLUTION

                  In the event of any controversy, claim or dispute arising out of or relating to any provisions of this License Agreement, the Parties shall try to settle those conflicts amicably between themselves within thirty (30) days as of either Party's written request for amicable settlement negotiations. Should the Parties fail to settle, the matter in dispute shall be finally and exclusively settled by binding arbitration in accordance with Rules of the International Chamber of Commerce. The arbitration shall be held in the English language in London, England. In any such arbitration, Somaxon shall select one (1) arbitrator and BTT shall select one (1) arbitrator, who, in each case, shall be an experienced lawyer or judge (or retired lawyer or judge) and fluent in English. The arbitrators selected by the Parties shall select a third arbitrator to act as Chairman. Judgment upon the award may be entered in any Court having jurisdiction.

27.   SPECIFIC PERFORMANCE

                  The Parties agree that if any of the provisions of this License Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Notwithstanding
                  Section 26 above, either Party may apply to any court having jurisdiction over such dispute or controversy to seek interim injunctive relief hereunder until the arbitration award is rendered or the controversy is otherwise resolved. EACH OF THE PARTIES HERETO

                  HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE ENGLISH COURTS FOR SUCH PURPOSE.

28.   EXPENSES

                  Each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this License Agreement and, except as specifically set forth herein, the performance of the obligations contemplated hereby and thereby. If any action at law or in equity is necessary to enforce or interpret the terms of this License Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

29.   APPENDICES AND HEADINGS

                  Each Appendix to which reference is made in this License Agreement and which is attached hereto shall be incorporated in this License Agreement by such reference.

                  The headings and sub-headings of this License Agreement are for convenience only and do not in any way limit or affect the meaning or interpretation of the provisions of this License Agreement.

30.   COUNTERPARTS OF THIS LICENSE AGREEMENT

                  This License Agreement has been executed in two (2) identical counterparts, one (1) for BTT and one (1) for Somaxon.

                  IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement in Helsinki, Finland as of the day and year first above written.

                  BioTie Therapies Corp.          Somaxon Pharmaceuticals, Inc.

                  /s/ Jari Saarinen               /s/ Kenneth Cohen
                  ---------------------           -----------------------
                  Name: Jari Saarinen             Name: Kenneth Cohen
                  Title: President and Chief      Title: President and Chief
                  Executive Officer               Executive Officer